As filed with the Securities and Exchange Commission on June 26, 2009	Registration No.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
________________

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

THE TALBOTS, INC.
(Exact name of registrant as specified in its charter)

Delaware	41-1111318
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Talbots Drive
Hingham, Massachusetts 02043
(Address, including zip code of registrant’s principal executive offices)

The J. Jill Group 401(k) Plan
 (Full title of the Plan)

Richard T. O’Connell, Jr.
The Talbots, Inc.
One Talbots Drive
Hingham, Massachusetts 02043
(781) 741-7600
(Name, address, including zip code, and telephone number, including area code, of agent for service)
_______
With a Copy to:
Warren J. Casey, Esq.
Day Pitney LLP
P.O. Box 1945
Morristown, New Jersey 07962-1945
(973) 966-6300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐		Accelerated filer ☑

Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be Registered	Proposed maximum offering price per share	Proposed maximum aggregate offering Price	Amount of Registration fee
Common Stock, par value $0.01 per share	7,500 (1)	$6.56 (2)	$49,200 (2)	$2.75

(1)
This Registration Statement covers 7,500 shares of the Registrant’s common stock, par value $.01 per share (the “Common Stock”), that may be issued pursuant to the employer stock fund under The J. Jill Group 401(k) Plan (the “401(k) Plan”) as well as any successor plan relating to the foregoing plan.  Pursuant to Rule 416(b) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock that may be issuable under the 401(k) Plan by reason of any stock dividend, stock split or similar transaction. In addition, pursuant to Rule 416(c) under the Securities Act, this registration statement covers an indeterminate amount of interests to be offered or sold pursuant to the 401(k) Plan.  In accordance with Rule 457, no separate fee is required with respect to the plan interests.

(2)
Estimated solely for the purpose of calculating the registration fee. Such estimate has been computed in accordance with Rule 457(c) and Rule 457(h) under the Securities Act based on the average high and low prices of the Registrant’s Common Stock as reported on the New York Stock Exchange on June 22, 2009.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1.                Plan Information

ITEM 2.                Registrant Information and Employee Plan Annual Information

Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.                Incorporation of Documents by Reference.

  The following documents filed with the Commission by the Registrant are incorporated by reference in this Registration Statement:

1.	The Registrant’s Annual Report on Form 10-K for the year ended January 31, 2009, filed with the Commission on April 16, 2009 (the “2008 Form 10-K”).

2.	The J. Jill Group 401(k) Plan Annual Report on Form 11-K for the fiscal year ended December 31, 2008, filed with the Commission on June 26, 2009.

3.	The J. Jill Group 401(k) Plan and amendments thereto, dated January 1, 2008 (filed herewith).

4.	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended May 2, 2009, filed with the Commission on June 11, 2009.

5.	The Registrant’s Current Reports on Form 8-K filed with the Commission since the end of the fiscal year covered by the 2008 Form 10-K.

6.
The Registrant’s Registration Statement on Form S-1 (No. 33-69082), which Registration Statement became effective November 18, 1993, including the description of the Registrant’s Common Stock, $0.01 par value, contained therein.

All documents hereafter filed by the Registrant or the 401(k) Plan pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, are hereby incorporated herein by reference and are a part hereof from the date of filing of such documents.  Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.                Description of Securities.

Not applicable.  The Common Stock, $0.01 par value per share, of the Registrant is registered under Section 12 of the Exchange Act.

ITEM 5.                Interests of Named Experts and Counsel.

Not applicable.

ITEM 6.                Indemnification of Directors and Officers.

The Registrant is a Delaware corporation.  Pursuant to Section 102 of the General Corporation Law of the State of Delaware, the Registrant has provided in its Certificate of Incorporation that no director shall be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that the director breached his or her duty of loyalty to the corporation or its stockholders, failed to act in good faith, engaged in intentional misconduct or a knowing violation of law, authorized the unlawful payment of a dividend or approved an unlawful stock repurchase or redemption, or derived an improper personal benefit.

Section 145 of the General Corporation Law of the State of Delaware provides, generally, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any suit or proceeding because such person is or was a director, officer, employee or agent of the corporation or was serving, at the request of the corporation, as a director, officer, employee or agent of another corporation against all cost actually and reasonably incurred by him in connection with such suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation.  Similar indemnity is permitted to be provided to such persons in connection with an action or suit by or in the right of a corporation, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and provided further that such person shall not have been adjudged liable for negligence or misconduct in the performance of his duty to the corporation.

Section 6.4 of Article VI of the By-laws of the Registrant provides in effect that the Registrant shall indemnify its directors, officers and employees to the extent permitted by the General Corporation Law of the State of Delaware.

The employment agreement between the Registrant and Trudy F. Sullivan provides for indemnification of Ms. Sullivan in connection with any action or proceeding in which Ms. Sullivan is made or is threatened to be made a party by reason of the fact that she is or was an officer or director of the Registrant.

The Registrant maintains directors’ and officers’ liability insurance which, subject to policy limits, indemnifies directors and officers for losses as a result of claims based upon certain acts or omissions as directors and officers of the Registrant.

ITEM 7.                Exemption from Registration Claimed.

Not applicable.

ITEM 8.                Exhibits.

*4.1	Certificate of Incorporation, as amended, of the Registrant
*4.2	By-laws of the Registrant
*4.3	Form of Common Stock certificate of the Registrant
4.4	The J. Jill Group 401(k) Plan and amendments thereto, dated January 1, 2008.
5.1	Opinion of Day Pitney LLP
23.1	Consent of Deloitte & Touche LLP
23.2	Consent of Day Pitney LLP (included in Exhibit 5.1 hereto)
24.1	Power of Attorney

*	Incorporated by reference to the Registrant’s Registration Statement on Form S-1 (Registration No. 33-69082).

Pursuant to Item 8(b) of Part II of Form S-8, the Registrant hereby undertakes that it will submit or has submitted the 401(k) Plan and any amendment thereto to the Internal Revenue Service (the “IRS”) in a timely manner and has made or will make all changes required by the IRS in order to qualify the 401(k) Plan.

ITEM 9.                Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)
That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, The Talbots, Inc. certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Hingham, The Commonwealth of Massachusetts, on June 26, 2009.

THE TALBOTS, INC.

By:	/s/ Michael Scarpa
Michael Scarpa
Chief Operating Officer, Chief Financial Officer, and Treasurer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on June 26, 2009.

Signature	Title

/s/ Trudy F. Sullivan*	President and Chief Executive Officer and Director
Trudy F. Sullivan	(Principal Executive Officer)

/s/ Michael Scarpa	Chief Operating Officer, Chief Financial Officer and Treasurer
Michael Scarpa	(Principal Financial and Accounting Officer)

/s/ Tsutomu Kajita*	Chairman of the Board
Tsutomu Kajita

/s/ John W. Gleeson*	Director
John W. Gleeson

/s/ Motoya Okada*	Director
Motoya Okada

/s/ Gary M. Pfeiffer*	Director
Gary M. Pfeiffer

Signature	Title

/s/ Yoshihiro Sano*	Director
Yoshihiro Sano

/s/ Susan M. Swain*	Director
Susan M. Swain

/s/ Isao Tsuruta*	Director
Isao Tsuruta

* Signed by Richard T. O’Connell, Jr., as attorney-in-fact

Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Hingham, Commonwealth of Massachusetts, on June 26, 2009.

THE J. JILL GROUP 401(K) PLAN

By:	/s/ Carol Stone
Carol Stone
Senior Vice President, Finance
Benefit Plans Administrative Committee
Member

EXHIBIT INDEX

Exhibit 4.4	The J. Jill Group 401(k) Plan and amendments thereto, dated January 1, 2008.

Exhibit 5.1	Opinion of Day Pitney LLP

Exhibit 23.1	Consent of Deloitte & Touche LLP

Exhibit 23.2	Consent of Day Pitney LLP (included in Exhibit 5.1 hereto)

Exhibit 24.1	Power of Attorney